[Sutherland Asbill & Brennan LLP Letterhead]

January 3, 2002

STEPHEN E. ROTH
DIRECT LINE: (202) 383-0158
Internet: sroth@sablaw.com

Board of Directors
Kansas City Life Insurance Company
3520 Broadway
Kansas City, Missouri 64141-6139

Re: Kansas City Life Variable Life Separate Account

Ladies and Gentlemen:

We hereby consent to the reference to our name under the caption “Legal Matters” in the Prospectus filed as part of Pre-Effective Amendment No. 1 to the registration statement on Form S-6 for Kansas City Life Variable Life Separate Account (File No. 333-69508). In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

SUTHERLAND ASBILL & BRENNAN LLP

By:      /s/ Stephen E. Roth
             Stephen E. Roth